Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Second Quarter 2016 Net Income of $4.8 Million
LOWELL, Mass., July 21, 2016 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the three months ended June 30, 2016 amounted to $4.8 million, an increase of $1.3 million, or 36%, compared to the same three-month period in 2015. Diluted earnings per share were $0.45 for the three months ended June 30, 2016, an increase of 32%, compared to the same three-month period in 2015. Net income for the six months ended June 30, 2016 amounted to $9.1 million, an increase of $1.9 million, or 27%, compared to the six months ended June 30, 2015. Diluted earnings per share were $0.86 for the six months ended June 30, 2016, an increase of 25% compared to the six months ended June 30, 2015.

As previously announced on July 19, 2016, the Company declared a quarterly dividend of $0.13 per share to be paid on September 1, 2016 to shareholders of record as of August 11, 2016. The 2016 dividend rate represents a 4.0% increase over the 2015 dividend rate.

Chief Executive Officer Jack Clancy commented, “The increase in our 2016 earnings compared to 2015 is largely driven by our growth over the last twelve months. Loans, total assets, and deposits, excluding brokered deposits, have increased 9%, 12%, and 15%, respectively, as compared to June 30, 2015. This growth continues to be driven by the collective efforts and contributions of our dedicated Enterprise team, active community involvement, relationship building and a customer-focused mindset, market expansion, and ongoing enhancements to our state-of-the-art product and service offerings.”

Mr. Clancy continued, “Our 23rd branch, on Route 101A, in Nashua, NH, opened in early July and we recently announced we anticipate opening our 24th office, in Windham, NH, in 2017. Strategically, our focus remains on organic growth and continually planning for and investing in our future. As part of our focus on long-term strategic growth, we recently completed a $20 million shareholder subscription rights offering combined with a supplemental community offering. Although this additional capital will slightly dilute EPS as we go forward, we believe this capital will help position us to continue to take advantage of growth opportunities.”

Founder and Chairman of the Board George Duncan commented, “While we are proud of our continued and consistent growth and profitability, the true value of that growth is reflected in what it means for our customers, shareholders, and our community. Along with strong customer service, the growth of our lending and deposit base ties directly to our ever advancing and progressive commercial lending, cash management, mobile banking, wealth management, trust, insurance and overall state-of-the-art services.”

Mr. Duncan also noted, “We are very appreciative of the strong support and confidence we received from our shareholders and the community in our recently completed successful $20 million offering. Due to the strong support we received, we increased the offering size from $10 million to $20 million. It was gratifying to see this support not only from existing shareholders but from new community shareholders. We believe that expanding our shareholder base in the local community is an important part of our long term growth. Having local shareholders referring business, and doing business themselves in our bank lobbies every day, is very powerful.”

Results of Operations
Net interest income for the three months ended June 30, 2016 amounted to $21.3 million, an increase of $2.1 million, or 11%, compared to the same period in 2015. Net interest income for the six months ended June 30, 2016 amounted to $42.4 million, an increase of $4.7 million, or 13%, compared to the six months ended June 30, 2015. The increase in net interest income was due primarily to loan growth. Average loan balances (including loans held for sale) increased $179.3 million and $180.1 million for the three and six months ended June 30, 2016, respectively, compared to the same 2015 period averages. Net interest margin was 4.02% for the three months ended June 30, 2016 compared to 3.98% for the three months ended June 30, 2015. Net interest margin was 4.02% for the six months ended June 30, 2016, compared to 3.96% for the six months ended June 30, 2015.

For the three months ended June 30, 2016 and June 30, 2015, the provision for loan losses amounted to $267 thousand and $1.2 million, respectively. For the six months ended June 30, 2016 and June 30, 2015, the provision for loan losses amounted to $1.1 million and $1.9 million, respectively. The decrease in the provision for 2016 was due primarily to improving credit quality, a lower level of charge-offs, and the level of loan growth during the 2016 period, as compared to the 2015 period.
In determining the provision to the allowance for loan losses, management takes into consideration the level of loan growth and an estimate of credit risk, which includes such items as adversely classified and non-performing loans, the estimated specific reserves needed for impaired loans, the level of net charge-offs, and the estimated impact of current economic conditions on credit quality. Loan growth for the six months ended June 30, 2016 was $39.2 million compared to $63.9 million during the six months ended June 30, 2015. Total non-performing loans as a percentage of total loans declined to 0.54% at June 30, 2016, compared to 0.92% at June 30, 2015. The balance of the allowance for loan losses allocated to impaired loans amounted to $2.1 million at June 30, 2016, compared to $2.6 million at June 30, 2015. The balance of the allowance for loan losses allocated to non-impaired classified loans amounted to $2.0 million at June 30, 2016, compared to $1.2 million at June 30, 2015. The Company recorded net recoveries of $220 thousand for the six months ended June 30, 2016, compared to net charge-offs of $809 thousand for the six months ended June 30, 2015.
The allowance for loan losses to total loans ratio was 1.60% at June 30, 2016, 1.56% at December 31, 2015 and 1.62% at June 30, 2015. The decline in the allowance ratio reflects the generally improving credit quality of the loan portfolio, in part due to improved economic conditions over the past twelve months. However, in 2016, the credit ratings of three larger commercial relationships were downgraded to "criticized" or "adverse" risk ratings, based on a review of their individual business circumstances, requiring higher levels of reserves in the current period, which increased the allowance to total loan ratio compared to December 31, 2015.
Non-interest income for the three months ended June 30, 2016 amounted to $3.6 million, a decrease of $96 thousand, or 3%, compared to the same quarter last year. Non-interest income for the six months ended June 30, 2016 amounted to $6.8 million, a decrease of $915 thousand, or 12%, compared to the six months ended June 30, 2015. These decreases were due primarily to a decrease in net gains on the sales of investment securities, partially offset by increases in deposit and interchange fees, investment advisory fees, and income on bank-owned life insurance.

Non-interest expense for the quarter ended June 30, 2016 amounted to $17.5 million, an increase of $1.3 million, or 8%, compared to the same quarter in the prior year. For the six months ended June 30, 2016, non-interest expense amounted to $34.4 million, an increase of $1.9 million, or 6%, over the six months ended June 30, 2015. Increases in expenses over the prior year primarily related to increases in salaries and benefits and technology expenses due to the Company’s strategic growth and market expansion initiatives. Non-interest expense for the six months ended June 30, 2016 also included increases in audit, legal and other professional costs. The decrease in year-to-date other expenses was impacted by the 2015 prepayment fees associated with the redemption of the Trust Preferred Securities, partially offset by an increase in outsources services in the current year.

Key Financial Highlights

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Total assets amounted to $2.43 billion at June 30, 2016, compared to $2.29 billion at December 31, 2015, an increase of $147.5 million, or 6%. Since March 31, 2016, total assets have increased $128.4 million, or 6%.

▪
Total loans amounted to $1.90 billion at June 30, 2016 compared to $1.86 billion at December 31, 2015, an increase of $39.2 million, or 2%. Since March 31, 2016, total loans have increased $34.5 million, or 2%.

▪
Total deposits, excluding brokered deposits, were $2.11 billion at June 30, 2016, compared to $1.91 billion at December 31, 2015, an increase of $198.7 million, or 10%. Since March 31, 2016, total deposits, excluding brokered deposits, have increased $111.7 million, or 6%. Brokered deposits were $74.3 million at June 30, 2016, compared to $89.3 million and $106.8 million at March 31, 2016 and at December 31, 2015, respectively.

▪
Investment assets under management amounted to $683.9 million at June 30, 2016, compared to $678.4 million at December 31, 2015, an increase of $5.5 million. Since March 31, 2016, investment assets under management have decreased $4.4 million.

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Total assets under management amounted to $3.19 billion at June 30, 2016, compared to $3.04 billion at December 31, 2015, an increase of $159.4 million, or 5%. Since March 31, 2016, total assets under management have increased $130.4 million, or 4%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 107 consecutive profitable quarters. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, and deposit and cash management services. The Company also offers investment advisory and wealth management, trust, and insurance services. The Company’s headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 23 full-service branch offices located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham and Salem. The Company is also in the process of obtaining regulatory approvals to establish a branch in Windham, NH and anticipates that the office will open in 2017.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, and the receipt of required regulatory approvals. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	June 30, 2016	December 31, 2015	June 30, 2015
Assets
Cash and cash equivalents:
Cash and due from banks	$99,013	$32,318	$55,172
Interest-earning deposits	42,849	19,177	60,489
Total cash and cash equivalents	141,862	51,495	115,661
Investment securities at fair value	319,503	300,358	260,969
Federal Home Loan Bank stock	1,879	3,050	4,239
Loans held for sale	1,971	1,709	1,325
Loans, less allowance for loan losses of $30,345 at June 30, 2016, $29,008 at December 31, 2015 and $28,162 at June 30, 2015	1,868,841	1,830,954	1,708,384
Premises and equipment, net	34,140	30,553	30,461
Accrued interest receivable	7,838	7,790	6,880
Deferred income taxes, net	11,506	14,111	13,570
Bank-owned life insurance	28,400	28,018	16,516
Prepaid income taxes	776	57	778
Prepaid expenses and other assets	10,681	11,780	6,038
Goodwill	5,656	5,656	5,656
Total assets	$2,433,053	$2,285,531	$2,170,477
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$2,184,430	$2,018,148	$1,959,498
Borrowed funds	671	53,671	1,316
Subordinated debt	14,828	14,822	14,815
Accrued expenses and other liabilities	20,374	18,287	22,287
Accrued interest payable	252	276	253
Total liabilities	2,220,555	2,105,204	1,998,169
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 11,420,426 shares issued and outstanding at June 30, 2016 (including 143,671 shares of unvested participating restricted awards), 10,377,787 shares issued and outstanding at December 31, 2015 (including 144,717 shares of unvested participating restricted awards) and 10,343,351 shares issued and outstanding at June 30, 2015 (including 147,421 shares of unvested participating restricted awards)	114	104	103
Additional paid-in capital	82,387	61,008	59,317
Retained earnings	123,313	116,941	110,517
Accumulated other comprehensive income	6,684	2,274	2,371
Total stockholders’ equity	212,498	180,327	172,308
Total liabilities and stockholders’ equity	$2,433,053	$2,285,531	$2,170,477

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Interest and dividend income:
Loans and loans held for sale	$21,032	$19,171	$41,913	$37,753
Investment securities	1,551	1,223	3,091	2,448
Other interest-earning assets	49	43	93	75
Total interest and dividend income	22,632	20,437	45,097	40,276
Interest expense:
Deposits	1,099	1,019	2,187	2,011
Borrowed funds	14	1	77	22
Subordinated debt	230	233	461	605
Total interest expense	1,343	1,253	2,725	2,638
Net interest income	21,289	19,184	42,372	37,638
Provision for loan losses	267	1,225	1,117	1,850
Net interest income after provision for loan losses	21,022	17,959	41,255	35,788
Non-interest income:
Investment advisory fees	1,327	1,209	2,431	2,386
Deposit and interchange fees	1,276	1,214	2,518	2,368
Income on bank-owned life insurance, net	191	101	382	201
Net gains on sales of investment securities	63	456	65	1,356
Gains on sales of loans	105	128	194	284
Other income	620	570	1,198	1,108
Total non-interest income	3,582	3,678	6,788	7,703
Non-interest expense:
Salaries and employee benefits	11,025	10,098	21,510	19,679
Occupancy and equipment expenses	1,781	1,749	3,594	3,709
Technology and telecommunications expenses	1,548	1,378	2,971	2,795
Advertising and public relations expenses	817	809	1,496	1,539
Audit, legal and other professional fees	408	382	896	741
Deposit insurance premiums	324	297	650	590
Supplies and postage expenses	258	252	487	510
Investment advisory and custodial expenses	87	89	176	135
Other operating expenses	1,294	1,213	2,631	2,779
Total non-interest expense	17,542	16,267	34,411	32,477
Income before income taxes	7,062	5,370	13,632	11,014
Provision for income taxes	2,291	1,855	4,548	3,879
Net income	$4,771	$3,515	$9,084	$7,135

Basic earnings per share	$0.45	$0.34	$0.87	$0.69
Diluted earnings per share	$0.45	$0.34	$0.86	$0.69

Basic weighted average common shares outstanding	10,561,680	10,331,485	10,483,396	10,287,509
Diluted weighted average common shares outstanding	10,629,900	10,394,496	10,550,842	10,352,730

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the six months ended June 30, 2016	At or for the year ended December 31, 2015	At or for the six months ended June 30, 2015

BALANCE SHEET AND OTHER DATA
Total assets	$2,433,053	$2,285,531	$2,170,477
Loans serviced for others	77,648	71,272	67,337
Investment assets under management	683,884	678,377	709,292
Total assets under management	$3,194,585	$3,035,180	$2,947,106

Book value per share	$18.61	$17.38	$16.66
Dividends paid per common share	$0.26	$0.50	$0.25
Total capital to risk weighted assets	11.93%	10.70%	11.48%
Tier 1 capital to risk weighted assets	9.91%	8.66%	9.32%
Tier 1 capital to average assets	8.69%	7.73%	7.94%
Common equity tier 1 capital to risk weighted assets	9.91%	8.66%	9.32%
Allowance for loan losses to total loans	1.60%	1.56%	1.62%
Non-performing assets	$10,271	$13,845	$16,004
Non-performing assets to total assets	0.42%	0.61%	0.74%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.80%	0.76%	0.70%
Return on average stockholders’ equity	9.75%	9.29%	8.43%
Net interest margin (tax equivalent)	4.02%	3.97%	3.96%